Exhibit 10.14

EXECUTION COPY

THIS DEED is made on May 7, 2010

BETWEEN

(1)	PEARSON PLC, a company incorporated in England with registered number 00053723 whose registered address is at 80 Strand, London WC2R 0RL (Pearson plc);

(2)	PEARSON DBC HOLDINGS, INC, a corporation incorporated under the laws of the State of Delaware (Pearson Seller);

(3)	PEARSON SERVICES LIMITED, a company incorporated in England with registered number 01341060 whose registered address is at 80 Strand, London WC2R 0RL (Pearson Services);

(4)	PEARSON MANAGEMENT SERVICES LIMITED, a company incorporated in England with registered number 00096263, whose registered address is at 80 Strand, London WC2R 0RL (PMSL);

(5)	PEARSON GROUP PENSION TRUSTEE LIMITED, a company incorporated in England with registered number 01765290, whose registered address is at 80 Strand, London WC2R 0RL (the Trustee);

(6)	INTERACTIVE DATA CORPORATION, a corporation incorporated under the laws of the State of Delaware (IDCO Inc);

(7)	INTERACTIVE DATA (EUROPE) LIMITED, a company incorporated in England with registered number 00949387 whose registered address is at Fitzroy House, 13-17 Epworth Street, London EC2A 4DL (IDCO UK); and

(8)	HG INVESTORS LLC, a limited liability company formed under the laws of the State of Delaware (the Purchaser).

WHEREAS:

(A) As at the date of this Agreement, Pearson plc through its indirect subsidiary Pearson Seller holds approximately 61% of the shares of capital stock of IDCO Inc. Pursuant to an agreement and plan of merger dated on or around the date hereof (as amended from time to time, the Merger Agreement) between the Purchaser and IDCO Inc, upon the terms and subject to the conditions set forth therein, a subsidiary of the Purchaser will merge into IDCO Inc and, as a result of such merger, the outstanding shares of capital stock of IDCO Inc will be converted into the right to receive the amount of cash set forth therein and IDCO Inc will become a 100% owned subsidiary of the Purchaser with effect on and from the effective time of such merger (the Closing Date).

(B) IDCO UK is a subsidiary of IDCO Inc.

(C) As at the date of this Agreement IDCO UK participates in the following sections of the Pearson Group Pension Plan (the PGPP), which is currently governed by the Trust Deed:

a.	the Pearson Group Final Pay Section;

b.	the Pearson Group Money Purchase Section;

c.	the Money Purchase 2003 Section;

d.	the Extel Section; and

e.	the Financial Times Section.

(D) Pearson Services is the principal company of the PGPP and the Trustee is the trustee of the PGPP.

(E) Pursuant to a deed of cessation of participation dated on or around the date of this Agreement (between Pearson Services, the Trustee and IDCO UK), IDCO UK shall cease to participate in the PGPP on the Closing Date.

(F) The parties wish to make arrangements relating to IDCO UK’s participation (and cessation of participation) in the PGPP on the terms set out in this Agreement.

NOW THIS DEED WITNESSES as follows:

1.	APPLICATION OF THIS AGREEMENT AND DEFINITIONS

1.1 In this Agreement the following expressions shall, unless the context otherwise requires, have the following meanings:

Actuary means the PGPP’s actuary from time to time;

Bank has the meaning given in clause 6.2;

Business Day means a day other than a Saturday or Sunday or public holiday in England and Wales on which banks are open in London for general commercial business;

Closing Date has the meaning given in recital (A), and Closing shall be construed accordingly;

Extel Section means the Extel Section of the PGPP, governed by the Trust Deed, and the rules of the Extel Section dated 21 December 1999, as from time to time amended;

Employees in a Qualifying Period means employees of IDCO UK who would be eligible to join the Money Purchase 2003 Section of the PGPP but for the fact they have not yet completed the required length of service with IDCO UK;

Escrow Account has the meaning given in clause 6.1;

Financial Times Section means the Financial Times Section of the PGPP, governed by the Trust Deed, and the rules of the Financial Times Section dated 21 December 1999, as from time to time amended;

IDCO means IDCO Inc and IDCO UK;

IDCO Group means IDCO Inc, and each and every entity that is an Affiliate (as defined in the Merger Agreement) or a Related Party (as defined in the Merger Agreement) of IDCO Inc on and from the Closing Date;

IDCO UK Members means all of the current and former employees of IDCO UK who are members of the PGPP;

Independent Committee means the Independent Committee of the Board of Directors of IDCO Inc comprising Ms Drucker, Dr Greenberg, Mr Lamb, and Victor Simone as of the date hereof, and responsible for (among other matters) reviewing, approving, or ratifying related-party transactions of IDCO Inc;

Interest Rate means LIBOR;

LIBOR means the display rate per annum of the offered quotation for deposits in sterling for a period of one month which appears on the appropriate page of the Reuters Screen (or such other page as the parties may agree) at or about 11.00a.m. London time on the date on which payment of the sum under this Agreement was due but not paid;

Merger Agreement has the meaning given in recital (A);

Money Purchase 2003 Section means the Money Purchase 2003 Section of the PGPP, governed by the Trust Deed, and the rules of the Money Purchase 2003 Section dated 20 December 2002, as from time to time amended;

Pearson means Pearson plc, Pearson Seller, Pearson Services and PMSL;

Pearson Group Final Pay Section means the Pearson Group Final Pay Section of the PGPP, governed by the Trust Deed, and the rules of the Pearson Group Final Pay Section dated 20 December 2002, as from time to time amended;

Pearson Group Money Purchase Section means the Pearson Group Money Purchase Section of the PGPP, governed by the Trust Deed, and the rules of the Pearson Group Money Purchase Section dated 20 December 2002, as from time to time amended;

Pearson Related Party means each and every entity that is an Affiliate (as defined in the Merger Agreement) or a Related Party (as defined in the Merger Agreement) of Pearson on and from the Closing Date;

Pensionable Employees means all of:

(a)	the employees of IDCO UK immediately before the Closing Date who are then active members of the PGPP and who continue to be employed by IDCO UK immediately after the Closing Date (including any members entitled to benefits on death in service only); and

(b)	Employees in a Qualifying Period;

PGPP has the meaning given in recital (C). Where the context so requires the PGPP includes the Trustee;

Recovery Plan means the recovery plan of the PGPP dated 22 March 2010;

registered pension scheme means a scheme which is a registered pension scheme under Part 4 of the Finance Act 2004;

Rules means the rules adopted in accordance with the Trust Deed which apply in relation to members of the Pearson Group Final Pay Section, the Pearson Group Money Purchase Section, the Money Purchase 2003 Section, the Extel Section and the Financial Times Section as amended from time to time. Where a member is not a Pensionable Employee, it will be the rules which applied when they ceased to be an active member of the PGPP;

Schedule of Contributions means the schedule of contributions of the PGPP dated 22 March 2010;

Section 75 means Sections 75 and 75A of the Pensions Act 1995;

Section 75 Certificate means the statutory certificate produced pursuant to Section 75 by the Actuary upon the cessation of IDCO UK in the PGPP at Closing, and referred to at clause 5;

Section 75 Intra Group Payment has the meaning given in clause 6.7(b);

Section 75 Top Up has the meaning given in clause 6.7; and

Trust Deed means the eighth consolidated trust deed in respect of the PGPP, dated 8 February 2006, made between Pearson Services and the Trustee (as amended).

1.2	Except where the context otherwise requires:

(a)	words and phrases which are defined in the Pension Schemes Act 1993, the Pensions Act 1995 or the Pensions Act 2004 shall have the same meanings in this Agreement;

(b)	any reference to an enactment is a reference to it as from time to time amended, consolidated or re-enacted (with or without modification) and includes all instruments or orders made thereunder; and

(c)	headings are inserted for convenience only and shall not affect the construction of this Agreement.

2.	ADMINISTRATION OF THE PGPP BEFORE THE CLOSING DATE

Obligations of Pearson and the Trustee

2.1 Pearson and the Trustee agree that during and in respect of the period from the date of this Agreement up to and including the Closing Date, the Pensionable Employees will be permitted to remain members of the PGPP and IDCO UK will be permitted to participate in the PGPP until the Closing Date.

2.2 Other than as provided for under clause 2.3, Pearson and the Trustee shall not, during and in respect of the period from the date of this Agreement to the Closing Date alter the Trust Deed or Rules or exercise any other power or discretion so as to increase materially the obligations of IDCO UK as a participating employer, or any debt potentially payable by IDCO UK under Section 75 (and, in particular, Pearson and the Trustee shall not alter the Schedule of Contributions in any manner increasing IDCO UK’s contributions to the PGPP).

2.3 Pearson and the Trustee may do or omit to do the actions described in clause 2.2 in the following circumstances:

(a)	with the written consent of IDCO UK (such consent not to be unreasonably withheld or delayed (it being acknowledged that it will not be deemed unreasonable for IDCO UK to withhold or delay consent if any action or omission to act by Pearson and/or the Trustee results in any change to the obligations of IDCO UK under the Schedule of Contributions dated 22 March 2010 or in any other material increases to IDCO UK’s obligations)); or

(b)	as required by law, or as is necessary in the reasonable opinion of Pearson and/or the Trustee, to avoid prejudicing the position of the PGPP as a registered pension scheme or as a contracted out scheme; or

(c)	if such actions are being taken in the normal course of administering the PGPP and/or affect all participating employers in the PGPP in the same manner (including, for the avoidance of doubt, (i) the revision of actuarial factors used in the calculation of early retirement and late retirement benefits, and conversion of a member’s voluntary contributions to benefits under the PGPP, and (ii) the replacement of the Trust Deed and Rules with documents that have been rewritten for the purpose of facilitating ease of administration and updating legislative references; both of which (i) and (ii) are expected to occur between the date of this Agreement and the Closing Date).

Obligations of IDCO

2.4 IDCO UK agrees that it will (and IDCO shall procure that IDCO UK will), during and in respect of the period up to and including the Closing Date:

(a)	comply in all material respects with the provisions of the PGPP and the obligations imposed on an employer in relation to the PGPP by relevant legislation;

(b)	take such steps as are necessary or reasonable to procure that the Pensionable Employees remain in contracted-out employment in relation to the PGPP;

(c)	not exercise any power, right or discretion conferred on it by the PGPP, or in relation to the PGPP, by or under any legislation, including the giving or withholding of consent to any event or course of action, conferred on IDCO UK by the PGPP except on such terms (whether as to payment of additional contributions or otherwise) as Pearson Services may agree, such agreement not to be unreasonably withheld or delayed; and

(d)	not do or omit to do anything whereby the position of the PGPP as a registered pension scheme or as a contracted out scheme would or might be prejudiced.

2.5 The parties to this Agreement acknowledge that the Pensions Act 1995 and the Pensions Act 2004 and regulations already made under them or to be made under them in the future (the Pensions Legislation) will impose requirements on and grant discretions to employers under and in relation to the PGPP. Subject to clause 2.2 above (when read in conjunction with clause 2.3 above).

(a)	IDCO UK agrees that Pearson Services may make all decisions and exercise all discretions in relation to the PGPP envisaged by or desirable under the Pensions Legislation as though Pearson Services were the sole employer participating in the PGPP;

(b)	while IDCO UK remains an employer in relation to the PGPP, IDCO UK will in relation to the PGPP:

(i)	exercise no right or discretion conferred on it by or under the Pensions Legislation without the prior written consent of Pearson Services;

(ii)	exercise each right or discretion conferred on it by or under the Pensions Legislation as directed from time to time in writing by Pearson Services;

(iii)	from time to time execute all deeds, documents, agreements, consents or approvals for the purpose of complying with its obligations under sub- clauses (i) or (ii) above as may be considered necessary or desirable by Pearson Services; and

(iv)	co-operate with Pearson Services and the Trustee in providing information about, and access to, its employees from time to time; and

(c)	Pearson Services may exercise the authorities and discretions envisaged by this clause in its absolute unfettered discretion and in its own interests. Save as provided in this Agreement (and in particular, without limitation, clause 2.2 when read in conjunction with clause 2.3), the Purchaser and IDCO accept that Pearson Services owes no duty or responsibility to IDCO UK, to the Purchaser, or to IDCO Inc in relation to the exercise of the authorities and discretions envisaged as conferred on Pearson Services by this clause.

2.6 IDCO shall procure that a relevant insolvency event for the purposes of Section 75 does not occur in relation to IDCO UK while it is an employer in relation to the PGPP for the purposes of that section.

2.7 Pearson Services, the Trustee and IDCO UK shall take such steps as may be required of them to procure that IDCO UK ceases to hold or be named in a contracting out certificate in relation to the PGPP with effect from the end of the Closing Date.

2.8 IDCO UK shall use reasonable endeavours to carry out any obligations relating to consultation of the IDCO UK employees (whether under The Occupational and Personal Pension Schemes (Consultation by Employers and Miscellaneous Amendment) Regulations 2006 or otherwise) before the Closing Date in relation to the Purchaser’s proposals for pensions accruals post-Closing, and the Purchaser, Pearson plc and IDCO Inc shall assist IDCO UK in relation to any reasonable request thereto by IDCO UK.

3.	PAYMENT OF CONTRIBUTIONS TO THE PGPP

3.1 PMSL shall, during and in respect of the period from the date of this Agreement up to and including the Closing Date, pay (or procure the payment of) the following monthly contributions, within nineteen (19) days of the end of the calendar month in which the deduction from the Pensionable Employees’ earnings were made, to the PGPP on behalf of IDCO UK:

(a)	pending and subject to the relevant procedures relating to approval by the Independent Committee of the Board of Directors of IDCO, £103,025.00, which are the monthly payments in respect of IDCO UK’s share of the deficit contributions set out in the recovery plan for the PGPP dated 22 March 2010 (required under section 226 of the Pensions Act 2004);

(b)	contributions to the PGPP in respect of the Pensionable Employees calculated as follows:

Section of the PGPP	Contribution rate (expressed as a percentage of Pensionable Salary (as defined in the Trust Deed))

The Financial Times Section	45.4%

The Extel Section	35.0%

The Pearson Group Final Pay Section	23.9%

The Pearson Group Money Purchase Section	5.8%, plus twice the percentage amount of Pensionable Salary due from the relevant Pensionable Employee in respect of the calendar month in which the deduction from the Pensionable Employee’s earnings were made

The Money Purchase 2003 Section	5.8%, plus twice the percentage amount of Pensionable Salary due from the relevant Pensionable Employee in respect of the calendar month in which the deduction from the Pensionable Employee’s earnings were made

(c)	the amount calculated as the member contribution due from each Pensionable Employee under the Rules;

(d)	any amount representing Pensionable Employees’ voluntary contributions deducted from pay by IDCO UK; and

(e)	any other amount which is payable by IDCO UK as an employer under the Trust Deed and Rules,

in each case above, as set out in the Schedule of Contributions and the Recovery Plan.

3.2 For the avoidance of doubt, if the Closing Date does not fall on the last day of the month, the payments under clause 3.1 above will be pro-rated to take account of the portion of the month that IDCO UK continued to participate in the PGPP.

3.3 IDCO UK shall pay to PMSL (or procure that such an amount is paid to PMSL on IDCO UK’s behalf) amount(s) equal to the amount(s) paid by PMSL to the PGPP under clause 3.1 above (in the case of the amounts referred to in clause 3.1(a), pending and subject to the relevant procedures relating to approval by the Independent Committee) within seven days of the date of such contributions becoming due to the PGPP, together with interest at the Interest Rate in respect of the period from the day after the relevant amount is paid to the PGPP up to and including the date on which it is paid to PMSL by or on behalf of IDCO UK (and, for the avoidance of doubt, no payment under this clause 3 shall relate to the Section 75 Top Up referred to at clause 6.6).

4.	CESSATION OF IDCO UK’S PARTICIPATION IN THE PGPP

4.1 Each of Pearson Services, the Trustee, and IDCO shall do everything in its power to ensure that all of the employees of IDCO UK in relation to the PGPP cease to be in pensionable service under the PGPP on the Closing Date.

4.2 Pearson Services, the Trustee, and IDCO UK will, on or around the date of this Agreement, enter into a deed under which:

(a)	notice will be given by IDCO UK to the Trustee, terminating IDCO UK’s participation in the PGPP with effect on and from the Closing Date; and

(b)	the Trustee shall give IDCO UK a conditional discharge from all IDCO UK’s liabilities to the PGPP.

This deed will be in substantially the form annexed to this Agreement as Annexure 1 (or such other form as may be agreed in writing by the parties).

5.	SECTION 75 DEBT OF IDCO UK

If any amount becomes payable by IDCO UK to the Trustee as a debt under Section 75, the Trustee will promptly instruct the Actuary to calculate and certify such debt and, when the debt has been certified (the Section 75 Certificate), will promptly notify Pearson, IDCO Inc and IDCO UK in writing of:

(a)	the amount of the debt; and

(b)	the amount of any difference between the debt and the amount standing to the credit of the Escrow Account (established under clause 6.1 below) in immediately available cleared funds.

6.	ESCROW ACCOUNT AND PAYMENT OF SECTION 75 DEBT

6.1 As security for IDCO UK’s obligation referred to in clause 5, the Purchaser and IDCO Inc shall procure that IDCO UK (or such other person as the Purchaser may direct) shall pay the sum of £53 million into a deposit account (the Escrow Account) in the name of the Trustee (the details of such account to be notified by the Trustee to Pearson, IDCO Inc, IDCO UK and the Purchaser on or before the Closing Date, in accordance with clause 9 below) on or before the Closing Date, to be held in cash in the Escrow Account, and administered and released in accordance with the terms set out in this clause 6.

6.2 The Trustee shall not issue any instructions to the bank at which the Escrow Account is held (the Bank) to release funds from the Escrow Account save as provided for under this Agreement or otherwise required by any law, regulation or court order.

6.3 Any bank or other charges arising on the Escrow Account shall be charged to the Escrow Account.

6.4 Any interest or profit generated on the Escrow Account (subject to any deduction or withholding of tax at source or any bank or other charges properly charged to the Escrow Account) shall be paid, in the event amounts become payable under clause 6.5(b) below, as part of the amounts payable under that clause 6.5(b).

6.5 Within 5 Business Days of IDCO UK receiving the notice from the Trustee under clause 5, the Trustee shall issue instructions to the Bank to:

(a)	release from the Escrow Account to the Trustee (in its capacity as trustee of the PGPP) an amount equal to:

(i)	the amount due from IDCO UK to the PGPP above, in satisfaction of the Section 75 liability of IDCO UK referred to in clause 5; or

(ii)	if the aggregate amount standing to the credit of the Escrow Account in immediately available cleared funds is less than the Section 75 liability of IDCO UK, the aggregate amount then standing to the credit of the Escrow Account in immediately available cleared funds towards satisfaction of IDCO UK’s Section 75 liability referred to in clause 5; and

(b)	where clause 6.5(a)(i) applies, immediately after the payment to the Trustee from the Escrow Account is made under clause 6.5(a)(i), pay any remaining balance on the Escrow Account to Pearson plc or such person or persons as it may after the Closing Date direct.

6.6 The Trustee undertakes to issue instructions for payment from the Escrow Account of the amounts due under the above clauses without delay.

6.7 In the event that the Trustee notifies Pearson, IDCO Inc and IDCO UK (under clause 5 above) that the aggregate amount in the Escrow Account is less than the amount due from IDCO UK to the PGPP under Section 75 (as referred to in clause 5) (the amount of the difference between those amounts being the Section 75 Top Up), the following shall apply:

(a)	Pearson Seller undertakes to pay to IDCO Inc, in the manner contemplated by sub-clause (d) below, as a reduction to the consideration payable under the Merger Agreement, an amount equal to the Section 75 Top Up.

(b)	Following receipt of the Section 75 Top Up in accordance with (a), IDCO Inc undertakes to immediately lend, contribute, or otherwise make available an amount equal to the Section 75 Top Up to IDCO UK (the Section 75 Intra Group Payment) in the manner contemplated by sub-clause (d) below, and will prepare appropriate intercompany documentation evidencing such loan, contribution, or other transfer.

(c)	IDCO UK undertakes to Pearson to pay (and IDCO Inc undertakes to Pearson to procure that IDCO UK pays) in the manner contemplated by clause (d) below, the entire amount it receives from IDCO Inc in accordance with (b) immediately to the Trustee (in its capacity as trustee of the PGPP) in satisfaction of the Section 75 liability of IDCO UK.

(d)	Pearson, IDCO Inc, the Purchaser and IDCO UK agree that direct payment of the Section 75 Top-Up to the Trustee by or on behalf of Pearson Seller shall:

(i)	constitute the payment being made by Pearson Seller as the adjustment to the consideration payable by it under the Merger Agreement pursuant to (a);

(ii)	constitute the making by IDCO Inc of the Section 75 Intra Group Payment (and satisfy IDCO Inc’s obligation to deliver to IDCO UK an amount equal to that payment in accordance with (b)); and

(iii)	when taken together with the release of funds from the Escrow under clause 6.5, satisfy the liability of IDCO UK to the PGPP under Section 75,

and Pearson Seller, accordingly, at the direction of IDCO Inc and IDCO UK shall pay (or together with Pearson plc procure the payment of) an amount equal to the Section 75 Top Up to the Trustee (in its capacity as trustee of the PGPP) on behalf of IDCO UK and as further contemplated by this clause 6.7 within 10 Business Days of the notice being received from the Trustee under clause 5 above.

7.	REPAYMENT AND INDEMNITY

Subject to Closing, Pearson plc agrees to procure that Pearson Seller shall, and Pearson Seller agrees to, pay to IDCO Inc, as a reduction to the consideration payable under the Merger Agreement, an amount (on an after tax basis) equal to all costs, losses and liabilities of all members of the IDCO Group (including, without limitation, IDCO UK) (other than the amount paid to the PGPP from the Escrow Account under clause 6.5(a), any amount treated as paid under clause 6.7 , any payments contemplated under clause 3 and any amounts (not exceeding £900,000 in aggregate) that, once the relevant procedural steps involving the Independent Committee have been undertaken, will become payable by IDCO UK to PMSL in respect of contributions paid prior to the date of this Agreement by PMSL to the PGPP on behalf of IDCO UK) that is or may after the date of this Agreement be payable to or in respect of the PGPP by the Purchaser or any member of the IDCO Group, whether arising as a result of a breach by Pearson of its obligations under clause 6.7, or otherwise.

8.	AGREEMENT

Each party to this Agreement agrees that, to the extent such matters are within its control, it will take all reasonable steps necessary to ensure that the arrangements envisaged under this Agreement occur, and will take no steps to prevent them from occurring.

9.	NOTICES

9.1 Any notice or other communication to be given by one party to any other party under, or in connection with, this Agreement shall be in writing and signed by or on behalf of the party giving it. It shall be served by sending it by fax (where such a fax number has been provided in clause 9.2 by the relevant party) to the number set out in clause 9.2, or delivering it by hand, or sending it by pre paid recorded delivery, special delivery or registered post, to the address set out in clause 9.2 and in each case marked for the attention of the relevant party set out in clause 9.2 (or as otherwise notified from time to time in accordance with the provisions of this clause 9). Any notice so served by hand, fax or post shall be deemed to have been duly given:

(a)	in the case of delivery by hand, when delivered;

(b)	in the case of fax, at the time of transmission;

(c)	in the case of prepaid recorded delivery, special delivery or registered post, at 10am on the second Business Day following the date of posting,

provided that in each case where delivery by hand or by fax occurs after 6pm on a Business Day or on a day which is not a Business Day, service shall be deemed to occur at 9am on the next following Business Day.

References to time in this clause are to local time in the country of the addressee.

9.2 The addresses and (where applicable) fax numbers of the parties for the purpose of clause 9.1 are as follows:

Pearson plc, Pearson Seller, Pearson Services and PMSL

Address:	Pearson plc, 80 Strand, London, W2R 0RL
For the attention of:	Philip Hoffman

The Trustee

Address:	c/o Group Pensions, Pearson plc, 80 Strand, London, WC2R 0RL
Fax:	+44 (0)20 7010 6727
For the attention of:	James Joll (Chairman of Pearson Group Pension Trustee Limited)

IDCO Inc and IDCO UK

Address:	22 Crosby Drive Bedford, Massachusetts 01730 USA
For the attention of:	General Counsel

The Purchaser

Address:	c/o Silver Lake Partners III, L.P., 2775 Sand Hill Road, Suite 100, Menlo Park, California 94025, United States

Fax:	+1-650-233-8125
For the attention of:	General Counsel

9.3 A party may notify any other party to this agreement of a change to its name, relevant addressee, address or fax number for the purposes of this clause 9, provided that, such notice shall only be effective on:

(a)	the date specified in the notice as the date on which the change is to take place; or

(b)	if no date is specified or the date specified is less than five Business Days after the date on which notice is given, the date following five Business Days after notice of any change has been given.

10.	THIRD PARTY RIGHTS

Save in relation to the rights of any member of the IDCO Group under clause 7, a person who is not a party to this Agreement is not entitled to enforce this Agreement or any of its terms by virtue of the Contracts (Rights of Third Parties) Act 1999 or otherwise and such person shall have no rights by virtue of the Contracts (Rights of Third Parties) Act 1999.

11.	MISCELLANEOUS

11.1 The terms of this Agreement may be amended by a deed executed by the parties hereto.

11.2 The provisions of this Agreement will be effective on and from the date of this Agreement. This Agreement is delivered as a deed on the date written at the start of the Agreement.

11.3 This Agreement may be executed in any number of counterparts which taken together shall constitute one document, and any party may execute this Agreement by executing any one or more such counterparts. Delivery of a counterpart of this Deed by e-mail attachment or telecopy shall be an effective mode of delivery.

11.4 In the event that the Merger Agreement is terminated (whether under Article VII of the Merger Agreement or otherwise), the provisions of this Agreement shall cease to have effect, save for clauses 9, 10, 11.1, 11.3, 11.5 and 11.6, which shall continue to have full force and effect.

11.5 Each party undertakes that it shall (and, where relevant, undertakes to procure that its officers, employees, agents and professional and other advisers and those of any member of its group shall) use all reasonable endeavours to keep confidential at all times and not permit or cause the disclosure of any information which it may have or acquire before or after the date of this Agreement in relation to Pearson Plc or any member of its group, or the Purchaser, or any member of its group or any of their customers, business, assets or affairs, including without limitation, any relating to the provisions of, and negotiations leading to, this Agreement (such information being Confidential Information). In performing its obligations under this clause 11.5, each party shall apply confidentiality standards and procedures at least as stringent as those it applies generally in relation to its own confidential information. Each party to this agreement shall be permitted, notwithstanding the foregoing, to disclose the Confidential Information to its officers, employees, agents and professional and other advisers and those of any member of its group and to disclose the Confidential Information to the extent required by the applicable law or regulations of any jurisdiction.

11.6 This Agreement and any non-contractual obligations arising out of or in relation to this Agreement are shall be governed by and construed in accordance with English law.

EXECUTED and DELIVERED as a DEED

ANNEX 1

FORM OF DEED OF CESSATION OF PARTICIPATION

EXECUTED as a deed by	)
PEARSON PLC	)
acting by	)

Director

Director/Secretary

EXECUTED as a deed by	)
PEARSON DBC	)
HOLDINGS, INC	)
acting by	)

Director

Director/Secretary

EXECUTED as a deed by	)
PEARSON SERVICES LIMITED	)
acting by	)

Director

Director/Secretary

EXECUTED as a deed by	)
PEARSON MANAGEMENT	)
SERVICES LIMITED	)
acting by	)

Director

Director/Secretary

EXECUTED as a deed by	)
PEARSON GROUP PENSION	)
TRUSTEE LIMITED	)
acting by	)

Director

Director/Secretary

EXECUTED as a deed by	)
INTERACTIVE DATA	)
CORPORATION	)
acting by	)

Director

Director/Secretary

EXECUTED as a deed by	)
INTERACTIVE DATA	)
(EUROPE) LIMITED	)
acting by	)

Director

Director/Secretary

EXECUTED as a deed by	)
HG INVESTORS LLC	)
acting by	)

Director

Director/Secretary

              2010

PEARSON PLC

PEARSON DBC HOLDINGS, INC

PEARSON SERVICES LIMITED

PEARSON MANAGEMENT SERVICES LIMITED

PEARSON GROUP PENSION TRUSTEE LIMITED

INTERACTIVE DATA CORPORATION

INTERACTIVE DATA (EUROPE) LIMITED

HG INVESTORS LLC

PENSIONS TRANSITIONAL AGREEMENT

Freshfields Bruckhaus Deringer LLP